EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 1, 2018 between HAMMER FIBER OPTICS HOLDINGS CORP, a corporation organized under the laws of the State of Nevada (the “Company”), and KRISTEN A. VASICEK (“Executive”).

WHEREAS, Executive is experienced in establishing and maintaining the operations of businesses engaged in the delivery of managed services and network solutions;

WHEREAS, Executive desires to provide services to the Company and the Company desires to retain the services of Executive;

WHEREAS, the Company and Executive desire to formalize the terms and conditions of Executive's employment with the Company.

NOW, THEREFORE, the Company and Executive hereby agree as follows:

1.Employment.

1.1.General. The Company hereby employs Executive in the capacity of Chief Operating Officer of the Company or in such other executive position as may be mutually agreed upon by Executive and the Company. Executive hereby accepts such employment, upon the terms and subject to the conditions herein contained.

1.2.Duties. During the Executive's employment with the Company, Executive will report directly to the Company’s Chief Executive Officer. Executive will be responsible for those duties consistent with Executive’s position as may from time to time be assigned to or requested of Executive by the Chief Executive Officer or the Board of Directors, (the “Board”), including duties related to all of the Company’s holdings. Executive shall perform such responsibilities faithfully and effectively. Executive shall conduct all of her activities in a manner so as to maintain and promote the business and reputation of the Company.

1.3.Full-Time Position. Executive, during the Term, will devote all of her business time, attention and skills to the business and affairs of the Company.

1.4[INTENTIONALLY OMITTTED]

2.Compensation and Benefits.

2.1.Base Salary. The Company shall pay to Executive as full compensation for any and all services rendered in any capacity during the term of her employment under this Agreement, an annualized base salary of Seventy Two Thousand US Dollars ($72,000 USD) (“Base Salary”), subject to increases, if any, as the Chief Executive Officer or the Board shall determine, in its sole discretion. Executive’s Base Salary shall be payable in accordance with the regular payroll practices of the Company, as in effect from time to time.

2.2.Additional Compensation. In the event that the reported EBITDA of the consolidated reporting entity (OTC:HMMR) for one fiscal year is One Million Five Hundred Thousand US Dollars ($1,500,000 USD) as reported on a 10K within the first three (3) years of Executive’s employment, Executive shall receive two hundred and fifty thousand (250,000) additional shares of Hammer Common Stock. If in the third year of Executive’s employment, EBITDA is greater than Seven Hundred and Fifty Thousand US Dollars ($750,000 USD) then Executive will receive some of the shares of Hammer Common Stock in proportion to the EBITDA target. By way of example, if the EBITDA is One Million US Dollars ($1,000,000 USD), Executive would receive 83,333 shares of Hammer Common Stock.

2.3.Executive Benefits.

2.3.1.Expenses. The Company will reimburse Executive for expenses she reasonably and actually incurs in connection with the performance of her duties (including business travel and entertainment expenses), all in accordance with the Company's policies with respect thereto, as in effect from time to time.

2.3.2.Benefit Plans. As long as Executive remains a full-time employee of the Company, Executive shall be entitled to participate in such executive benefit plans and programs as the Company may from time to time offer or provide to executives of the Company at similar levels.

2.3.3.Vacation. Executive shall be eligible for three (3) weeks of paid vacation per year pro-rated for any partial year. All vacation must be used by December 31 of each year of Executive’s employment. Up to one week of vacation time may be rolled into the following year. Any other unused vacation shall expire and Executive shall no longer be entitled to such vacation. No compensation shall be payable in respect of any unused vacation days.

2.4.Employment Term. Executive’s employment by the Company is at will and both Executive and Company may terminate this Agreement at any time, subject to any notice provisions in Section 3 below.

2.5.Increases in Base Salary. Executive’s base salary will automatically increase in the following events: if the reported EBITDA of the consolidated reporting entity (OTC:HMMR) for a quarter is (i) One Hundred and Twenty Five Thousand US Dollars ($125,000 USD), Executive’s base salary will increase to an annualized base salary of Eighty Four Thousand US Dollars ($84,000), (ii) Two Hundred Thousand US Dollars ($200,000 USD), Executive’s base salary will increase to an annualized base salary of Ninety Six Thousand US Dollars ($96,000), (iii) Two Hundred and Fifty Thousand US Dollars ($250,000 USD), Executive’s base salary will increase to an annualized based salary of One Hundred and Eight Thousand US Dollars ($108,000).

2.6.Bonus. Executive shall have no guaranteed bonus. Any bonus payable to Executive shall be determined by the Chief Executive Officer or the Board their sole discretion. In addition, Executive shall be entitled to participate in such bonus programs as the Company may from time to time offer or provide to executives of the Company at similar levels.

3.Termination of Employment.

3.1.Events of Termination. Executive's employment with the Company will terminate upon the occurrence of any one or more of the following events:

3.1.1.Death. In the event of Executive's death, Executive's employment will terminate on the date of death.

3.1.2.Disability. In the event of Executive's Disability (as hereinafter defined), the Company will have the option to terminate Executive's employment by giving a notice of termination to Executive. The notice of termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given. For purposes of this Agreement, “Disability” means the inability of Executive to substantially perform her duties hereunder for either 90 consecutive days or a total of 120 days out of 365 consecutive days as a result of a physical or mental illness, all as determined in good faith by the Board of Directors.

3.1.3.Termination by the Company for Cause. The Company may, at its option, terminate Executive's employment for “Cause” (as defined below) as determined in good faith by Company by giving a notice of termination to Executive specifying the reasons for termination and if Executive shall fail to cure same within thirty (30) days of him receiving the notice of termination her Employment shall terminate at the end of such thirty (30) day period; provided, however, that in the event the Company in good faith determines that the underlying reasons giving rise to such determination cannot be cured within such thirty (30) day period, then such cure period shall not apply and Executive's employment shall terminate on the date of Executive's receipt of the notice of termination. “Cause” shall mean (i) Executive's conviction of, guilty or no contest plea to, or confession of guilt of, a felony or other crime involving moral turpitude; (ii) an act or omission by Executive in connection with her employment that constitutes gross negligence, malfeasance, willful misconduct or other conduct that is materially injurious to the Company or any of its affiliates; (iii) a material breach by Executive of this Agreement; (iv) a continuing failure to perform such duties as are assigned to Executive by the Company in accordance with this Agreement, other than a failure resulting from a Disability as defined in Section 3.1.2 hereof; (v) Executive’s knowingly taking any action on behalf of the Company or any of its affiliates without appropriate authority to take such action; (vi) Executive’s knowing taking any action in conflict of interest with the Company or any of its affiliates given Executive’s position with the Company.

3.2.[INTENTIONALLY OMITTED]

3.3.Nature of Payments. All amounts to be paid by the Company to Executive pursuant to this Section 3 are considered by the parties to be severance payments. In the event such payments are treated as damages, it is expressly acknowledged by the parties that damages to Executive for termination of employment would be difficult to ascertain and the above amounts are reasonable estimates thereof.

3.4.[INTENTIONALLY OMITTED]

4.Confidentiality; Nonsolicitation; Non-Compete.

Executive and Company shall enter into a Confidentiality, Nonsolicitation and Noncompete Agreement, the form of which is attached as Exhibit A hereto. The terms of that agreement and the duties and obligations thereunder shall be a part of this Agreement and Executive agrees to perform all of her duties and obligations thereunder.

5.Invention Disclosure and Assignment.

5.1Reports During The Term. During the Term, Executive agrees to report to the Company fully and promptly in writing, all intellectual property (including inventions, ideas and discoveries, patentable or unpatentable, trade secrets and copyrightable works) that is made, developed, conceived or reduced to practice by Executive either solely or jointly with others resulting from or arising out of the work performed by Executive, within the scope of her responsibilities, or with the Company's or its affiliates facilities, equipment or supplies, or in connection with or that results from her use or knowledge of confidential or trade secret information that is proprietary to the Company or its affiliates.

5.2Reports After the Term. Upon termination of Executive's employment with the Company, Executive agrees to report to the Company fully and promptly in writing, all intellectual property (including inventions, ideas and discoveries, patentable or unpatentable, trade secrets and copyrightable works) that is reduced to practice by Executive either solely or jointly with others, reasonably resulting from the work performed by Executive during employment by the Company within the scope of her or her responsibilities, or with the Company's or its affiliates facilities, equipment or supplies, or in connection with or which results from her or her use or knowledge of confidential or trade secret information which is proprietary to the Company.

5.3Assignment to the Company. Executive agrees to hold all such intellectual property described in this Section 5 for the benefit of the Company and not to assign nor attempt to assign any rights therein to anyone other than the Company. Executive agrees to assign to the Company upon its request and without further compensation, all rights, title and interest in such intellectual property described in this Section 5 to which the Company is entitled as set forth in this Section 6, at any time whether during or subsequent to the Term. Executive shall execute and deliver in a prompt manner all proper documents provided by the Company and presented to Executive, including those necessary and attendant to domestic and foreign patent applications including, but not limited to, divisional, continuation, continuation-in-part, substitute and/or reissue applications, and all other instruments for the perfection of intellectual property rights including related registrations of issued patents, design patent applications and registrations, applications for utility models and industrial models and copyrights, as well as formal assignments thereof. The Company will pay all reasonable out-of-pocket expenses incurred by Executive in perfecting the Company's rights as they relate to assisting the Company in all proper ways in the acquisition and preservation of the rights to such intellectual property as described in this subsection 5.3.

5.4No Exceptions. Executive represents, warrants, acknowledges and agrees that there are no unpatented inventions, discoveries, ideas or information currently held by Executive which are to be within the scope of this agreement.

6.Miscellaneous Provisions.

6.1.Severability. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

6.2.Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

6.3.Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail or overnight delivery, postage prepaid, return receipt requested as follows:

If to the Company, to:

Hammer Fiber Optics Holdings Corp

15 Corporate Place South

Suite 100

Piscataway, NJ 08854

Attention: General Counsel

With a copy to (which shall not constitute notice):

If to Executive, to:

Kristen A. Vasicek

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

6.4.Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by the Company and Executive.

6.5.Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof.

6.6.Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts entered into and to be performed wholly within said State. Executive and the Company hereby consent to the jurisdiction of the Federal and State courts located in the City of New York and waive any objections to such courts based on venue in connection with any claim or dispute arising under this Agreement. Each of the parties hereto hereby irrevocably waives any and all right to a trial by jury in any legal proceedings arising out of or relating to this Agreement.

6.7.Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

6.8.Binding Effect; Successors and Assigns. Executive may not delegate her duties or assign her rights hereunder. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

6.9.Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

6.10.Representations and Warranties. Executive and the Company hereby represent and warrant to the other that: (a) she or it has full power, authority and capacity to execute and deliver this Agreement, and to perform her or its obligations hereunder; (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which she or it is a party or she or it is otherwise bound; and (c) this Agreement is hers or its valid and binding obligation in accordance with its terms. Executive represents and warrants that she is under no other obligations, contractual or otherwise, that could impair her ability to perform her obligations under this Agreement. Executive hereby acknowledges that she has been advised, prior to the execution of this Agreement, to seek the advice of legal counsel. Executive hereby further acknowledges that she has carefully reviewed this Agreement, that she knows and understands the contents of this Agreement, that she has been given adequate time to consider whether to execute this Agreement, that she executed this Agreement knowingly and voluntarily as her own free act and deed, and that this Agreement was freely entered into without fraud, duress or coercion.

6.11.Enforcement. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys' fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith.

6.12.Continuing Effect. Where the context of this Agreement requires, the respective rights and obligations of the parties shall survive any termination or expiration of the term of this Agreement.

6.13.Expenses. Each party to this Agreement agrees to bear her or its own expenses in connection with the negotiation and execution of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Employment Agreement has been executed and delivered by the parties hereto as of the date first above written.

HAMMER FIBER OPTICS HOLDINGS CORP.

By:	/s/ Erik B. Levitt
Name:	Erik B. Levitt
Title:	CEO

Date: January 28, 2020

EXECUTIVE:

/s/ Kristen A. Vasicek
Kristen A. Vasicek

Date: January 28, 2020

EXHIBIT A

FORM OF CONFIDENTIALITY, NONSOLICITATION AND

NONCOMPETE AGREEMENT